Exhibit 12.1

Central Power and Light Company
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended December 31,

                             1998       1997      1996      1995      1994
                           ---------------------------------------------------
                                       (thousands, except ratios)

Operating income           $282,926   $251,367   $285,647  $282,184  $256,251
Adjustments
  Income taxes              126,738     39,329     47,227    51,755    51,329
  Provision for deferred
     income taxes            (8,253)    34,484     51,476   (30,025)   26,659
Deferred investment tax
     credits                 (3,858)    (4,819)    (5,553)   (5,789)   (5,789)
Charges for investments
     and plant development
     costs, net of tax          --      (1,281)   (15,569)       --       --
Other income and
     deductions                 709      7,834      3,997    14,880     1,272
Allowance for borrowed
     and equity funds used
     during construction      2,822      3,778      1,845     4,514     3,689
Mirror CWIP amortization        --        --         --      41,000    68,000
                           ---------------------------------------------------
     Earnings              $401,084   $330,692   $369,070  $358,519  $401,411
                           ===================================================

Fixed charges:
  Interest on long-term
     debt                   $93,301   $105,081   $110,375   $116,205 $111,408
  Interest on short-term
     debt                    19,506     20,613     18,494     19,926   12,365
  Distributions on Trust
     Preferred Securities    12,000      7,533       --         --       --

                           ===================================================
     Fixed Charges         $124,807   $133,227   $128,869   $136,131  $123,773
                           ===================================================


Ratio of earnings to
fixed charges                 3.21       2.48      2.86       2.63      3.24

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